Exhibit 10.2

FIRST AMENDMENT TO EXPENSE SUPPORT

AND RESTRICTED STOCK AGREEMENT

This FIRST AMENDMENT TO EXPENSE SUPPORT AND RESTRICTED STOCK AGREEMENT (this “First Amendment”) effective the 7th day of November, 2013 by and between CNL HEALTHCARE PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (the “Company”), CNL HEALTHCARE MANAGER CORP., a corporation organized under the laws of the State of Florida (the “Property Manager”) amends that certain Expense Support and Restricted Stock Agreement (the “Agreement”), entered into on July 1, 2013 (the “Effective Date”), by the Company and Property Manager.

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to modify the Agreement as follows:

1. By amending and restating Section 8 to read as follows:

8) Term and Termination of Agreement. The initial term of this Agreement shall commence on the Effective Date as noted above and shall expire on December 31, 2013. Upon the expiration of such initial term or any renewal thereof, this Agreement shall then automatically be renewed for consecutive one (1) year periods (each such renewal a “Renewal Term”). Renewal Terms exactly align with a given calendar year. Notwithstanding the above, the Agreement may otherwise be terminated by either party upon thirty (30) days prior written notice to the other party. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company.

CNL HEALTHCARE PROPERITES, INC.

By:	/s/ STEPHEN H. MAULDIN
Name:	Stephen H. Mauldin
Its:	President
Dated:	11/21/2013

CNL HEALTHCARE MANAGER CORP.

By:	/s/ ROBERT A. BOURNE
Name:	Robert A. Bourne
Its:	Vice Chairman
Dated:	11/21/2013